As filed with the U.S. Securities and Exchange Commission on July 1, 2015.

Registration No. 333-175154

Registration No. 333-171894

Registration No. 333-171391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENTS TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-175154, 333-171894 and 333-171391

UNDER

THE SECURITIES ACT OF 1933

HERITAGE FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3814230
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

721 N. Westover Boulevard Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

Heritage Financial Group, Inc. 2011 Equity Incentive Plan

HeritageBank of the South 401(k) Plan

Heritage Financial Group, Inc. 2006 Equity Incentive Plan

(Full title of the plans)

T. Heath Fountain

Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Heritage Financial Group, Inc.

721 N. Westover Boulevard

Albany, Georgia 31707

(Name and address of agent for service)

(229) 878-2055

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Heritage Financial Group, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration No. 333-175154 filed on Form S-8 on June 27, 2011, which registered the offering of 573,481 shares of the Company’s common stock, par value $0.01 (“Common Stock”) pursuant to the Company’s 2011 Equity Incentive Plan;

•	Registration No. 333-171894 filed on Form S-8 on January 27, 2011, which registered the offering of 310,259 shares of Common Stock and an indeterminate number of participation interests pursuant to the HeritageBank of the South 401(k) Plan; and

•	Registration No. 333-171391 filed on Form S-8 on December 23, 2010, which registered the offering of 645,990 shares of Common Stock pursuant to the Company’s 2006 Equity Incentive Plan.

On December 10, 2014, the Company and HeritageBank of the South, a Georgia savings bank (“HeritageBank”), entered into an Agreement and Plan of Merger with Renasant Corporation, a Mississippi corporation (“Renasant”), and Renasant Bank, a Mississippi banking association (“Renasant Bank”). On the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Renasant (the “Merger”), with Renasant continuing as the surviving corporation. Immediately following the Merger, HeritageBank will merge with and into Renasant Bank, with Renasant Bank continuing as the surviving banking association.

In connection with the Merger, the offerings of Common Stock and, with respect to Registration No. 333-171894, participation interests, pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities registered under the Registration Statements that remain unsold under the above listed Registration Statements as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Albany, state of Georgia, on this 1st day of July, 2015.

HERITAGE FINANCIAL GROUP, INC.

By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed on this 1st day of July, 2015, by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ O. Leonard Dorminey	President, Chief Executive Officer and Director (Principal Executive Officer)
O. Leonard Dorminey

*	Executive Vice President, Chief Administrative Officer and Chief Financial Officer (Principal Financial and Accounting Officer)
T. Heath Fountain

*	Chairman of the Board
Antone D. Lehr

*	Vice Chairman of the Board
Joseph C. Burger

*	Director
J. Keith Land

*	Director
Douglas J. McGinley

*	Director
Carol W. Slappey

*	Director
J. Lee Stanley

*By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
Attorney-in-Fact